September 30, 2020

BlueOne Card, Inc.
4695 Mac Arthur Court
#1100
Newport Beach, CA 92260

James Koh
931 Rancho Cir
Fullerton, CA 92835

VIA ELECTRONIC MAIL

Re: **Agreement to Partially Convert Series A Convertible Preferred Stock to Common Stock**

BlueOne Card, Inc.

You are being sent this letter from James Koh, the holder of 300,000 shares your Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") of BlueOne Card, Inc. (the "Company"), which are convertible into 1,000 (One Thousand) shares (the "Conversion Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), for every 1 (One) share of Series A Convertible Preferred Stock.

What We Need From You

By executing and delivering this letter, you will hereby agree to automatically convert upon the closing of the Company's Offering (the "Conversion"), 8,000 (Eight Thousand) shares of Series A Preferred Stock into 8,000,000 (Eight Million) shares of the Company's common stock of ($0.001 par value) per share.

By your agreement and acknowledgment below, this Letter Agreement shall serve as written confirmation that:

(a) You agree to the terms of the Conversion.

(b) You agree that restrictive legends will be placed on the certificates representing the shares of Common Stock to be issued upon the Conversion to the effect that such securities have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in the Company's books.

By signing my signature below, this Letter Agreement shall serve as written confirmation that I have reviewed this Letter Agreement (and consulted with my legal and tax advisors to the extent I deemed necessary) and agree to the terms and conditions of the Conversion as described herein.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

James Koh

By: /s/

Name: James Koh

Title:

Date: 9/30/20

ACCEPTED AND AGREED:

By:

Name: James Koh

Title: President, Chief Executive Officer, Chief Financial Officer, Secretary, Chairman
BlueOne Card, Inc.

Date: 9/30/20

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